[AETNA LETTERHEAD]
[AETNA LOGO]

                                                        Aetna Inc.
                                                        151 Farmington Avenue
                                                        Hartford, CT  06156-8975

                                                        Michael A. Pignatella
                                                        Counsel
                                                        AFS Law, TS31
April 13, 2000                                          (860) 273-0261
                                                        Fax: (860) 273-9407

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:      Aetna Life Insurance and Annuity Company
         Post-Effective Amendment No. 8 to Registration Statement on Form S-2 Prospectus Title: ALIAC Guaranteed Accumulation Account
         File No. 33-60477

Dear Sir or Madam:

As Counsel of Aetna Life Insurance and Annuity Company, a Connecticut life insurance company (the "Company"), I have represented the Company in connection with the Guaranteed Accumulation Account (the "Account") available under certain variable annuity contracts and the S-2 Registration Statement relating to such Account.

In connection with this opinion, I have reviewed Post-Effective Amendment No. 8 to the Registration Statement on Form S-2 relating to such Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 8 to the Registration Statement.


Sincerely,

/s/ Michael A. Pignatella

Michael A. Pignatella
Counsel